
                                                 EXHIBIT 12


                                         GFC FINANCIAL CORPORATION

                          Computation of Ratio of Income to Combined Fixed Charges

                                       and Preferred Stock Dividends

                                               (000 Omitted)


                                                      Year Ended December 31,
                                         ------------------------------------------------
                                           1993      1992      1991      1990      1989
                                         ------------------------------------------------

 Net income (loss) before income taxes  $ 66,422  $ 50,593  $(37,014) $ 40,216  $ 37,249

 Add leveraged lease adjustment            1,505     1,059     1,758       389     1,100
 Add fixed charges:
  Interest expense                       123,853   136,107   157,560   171,652   167,250


  One-third of rent expense                1,387     1,498     1,148       581       700
                                        --------  --------  --------  --------  --------
     Total fixed charges                 125,240   137,605   158,708   172,233   167,950
                                        --------  --------  --------  --------  --------


 Net income as adjusted                 $193,167  $189,257  $123,452  $212,838  $206,299
                                        --------  --------  --------  --------  --------

 Ratio of income to fixed charges           1.54      1.38     ---        1.24      1.23
                                        ========  ========  ========  ========  ========

 Preferred stock dividends on a pre-tax
  basis                                 $  2,139  $  2,826

     Total combined fixed charges and
       preferred stock dividends        $127,379  $140,431  $158,708  $172,233  $167,950
                                        --------  --------  --------  --------  --------


 Ratio of income to combined fixed
 charges and                                1.52      1.35      ---       1.24      1.23
  preferred stock dividends
                                        ========  ========  ========  ========  ========
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